Exhibit 99.1

Black Diamond Agrees to Sell Gregory Mountain Products for $85 Million

SALT LAKE CITY, Utah – (June 19, 2014) – Black Diamond, Inc. (NASDAQ: BDE) (the “Company” or “Black Diamond”), a leading global supplier of innovative active outdoor performance equipment and apparel, has signed a definitive asset purchase agreement to sell its Gregory Mountain Products, LLC (“Gregory”) brand for $85 million to Samsonite LLC. The transaction is subject to customary closing conditions and expected to close in late July 2014.

For the twelve-month periods ended December 31, 2012 and 2013, Gregory recorded total sales of $30.6 million and $34.9 million, respectively.

“The Gregory sale is an important part of a strategic pivot that we initiated last fall to re-focus investment away from strategic acquisitions and into our core and fastest growing brands,” said Peter Metcalf, president and CEO of Black Diamond. “We plan to use a portion of the proceeds to repay our existing indebtedness with Zions Bank and to reinvest the remaining net proceeds from this transaction into the long-term development of Black Diamond and POC.”

The Company expects to realize net proceeds of approximately $69.2 million after fees, expenses and taxes. The Company had approximately $26.7 million of outstanding debt under its credit facility with Zions Bank as of March 31, 2014 which it expects to repay upon the closing of the transaction.

Metcalf continued: “The balance of 2014 is expected to be a transition period as we remove Gregory from the Black Diamond operating platform and complete the remaining initiatives related to our strategic pivot. We would like to take this opportunity to thank all of our employees and partners for their hard work and support in helping to build Gregory into a global leader in the outdoor segment. We are proud of the strong reputation that Gregory has established and maintained over the nearly 40 years of its history, and are excited by its bright future under Samsonite’s ownership”.

Assuming the transaction closes as anticipated, the Company expects to provide revised second half and full year guidance when it reports its second quarter results in August 2014.

Rothschild and Kane Kessler, P.C. are serving as financial and legal advisors, respectively, to Black Diamond regarding its sale of Gregory.

About Black Diamond, Inc.

Black Diamond, Inc. is a global leader in designing, manufacturing and marketing innovative active outdoor performance equipment and apparel for climbing, mountaineering, backpacking, skiing, cycling and a wide range of other year-round outdoor recreation activities. The Company's principal brands, Black Diamond®, Gregory™, POC™ and PIEPS™, are iconic in the active outdoor, ski and cycling industries and linked intrinsically with the modern history of these sports. Black Diamond is synonymous with performance, innovation, durability and safety that the outdoor and action sport communities rely on and embrace in their active lifestyle. Headquartered in Salt Lake City at the base of the Wasatch Mountains, the Company's products are created and tested on some of the best alpine peaks, slopes, crags, roads and trails in the world. These close connections to the Black Diamond lifestyle enhance the authenticity of the Company's brands, inspire product innovation and strengthen customer loyalty. Black Diamond's products are sold in approximately 50 countries around the world. For additional information, please visit the Company's websites at www.blackdiamond-inc.com, www.blackdiamondequipment.com, www.gregorypacks.com, www.pocsports.com or www.pieps.com.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer spending on our products; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets; the financial strength of the Company's customers; the Company's ability to implement its growth strategy, including its ability to organically grow each of its historical product lines, its new apparel line and its recently acquired businesses; the Company's ability to successfully integrate and grow acquisitions; the completion of the Company’s announced sale of its Gregory Mountain Products business to Samsonite LLC; the Company’s exposure to product liability or product warranty claims and other loss contingencies; stability of the Company's manufacturing facilities and foreign suppliers; the Company's ability to protect trademarks and other intellectual property rights; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; our ability to utilize our net operating loss carryforwards; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:

Warren B. Kanders

Executive Chairman

Tel 203-428-2000

warren.kanders@bdel.com

or

Peter Metcalf

Chief Executive Officer

Tel 801-278-5552

peter.metcalf@bdel.com

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Cody Slach

Tel 949-574-3860

BDE@liolios.com